Exhibit 99.1

October 29, 2009 1:00 p.m. Pacific Time

Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, President and CEO Gerald L. Brickey, CFO (360) 423-9800

Cowlitz Bancorporation Announces Third Quarter 2009 Financial Results

LONGVIEW, Wash, October 29, 2009/PRNewswire/ --

Flash Results
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2009	2008	2009	2009	2008
Net Interest Income	$3,669	$5,584	$3,836	$11,694	$16,721
Net Loss	($4,062)	($1,596)	($15,435)	($21,399)	($8,785)
Diluted EPS	($0.79)	($0.31)	($3.01)	($4.18)	($1.74)
Total Period End Loans			$399,211	$374,361	$436,684
Total Period End Deposits			$530,481	$535,479	$501,358

Cowlitz Bancorporation (NASDAQ: CWLZ) reported a net loss of $4,062,000, or ($0.79) per diluted share, for the quarter ended September 30, 2009 compared with a net loss of $1,596,000, or ($0.31) per diluted share, during the same period of 2008. The current quarter’s results include a $6.4 million provision for credit losses and a $3.1 million gain attributable to terminated interest rate contracts. For the nine months ended September 30, 2009, the Company reported a net loss of $21.4 million compared with a net loss of $8.8 million for the nine months ended September 30, 2008.

The second quarter 2009 results included a $12.4 million non-cash charge to establish a 100 percent valuation allowance against the Company’s net deferred tax assets. The valuation allowance increased $1.4 million in the third quarter of 2009 to $13.8 million, as the Company recorded no tax benefit on its pre-tax loss. The noncash charges related to this valuation allowance represented 64 percent of the year-to-date 2009 loss.

“Economic indicators signal that the next few quarters will still remain challenging due to the weak economy, high levels of unemployment and downward pressure on real estate values. The management team remains focused on reducing problem loans, enhancing our risk management processes and maintaining liquidity,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank. “In addition, Cowlitz Bancorporation and its financial advisor are exploring options for raising capital to strengthen the Bank. Currently, however, capital markets remain largely inaccessible to small and mid-size banks with our profile. Nevertheless, we will continue to pursue all capital raising activities.” At September 30, 2009, the Bank’s capital ratios were in excess of regulatory levels required to be designated “well- capitalized” for the FDIC’s Tier 1 and Tier 1 leverage ratios. The Bank’s Total risk-based capital ratio was 9.48 percent and exceeded the FDIC benchmark of 8.00 percent for “adequately capitalized”. The table below illustrates the capital ratios for Cowlitz Bank.

					To Be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2009
Total risk-based capital:
Bank	$39,161	9.48%	$33,040	>8.00%	$41,301	>10.00%
Tier 1 risk-based capital:
Bank	$33,920	8.21%	$16,520	>4.00%	$24,780	>6.00%
Tier 1 (leverage) capital:
Bank	$33,920	5.80%	$23,377	>4.00%	$29,222	>5.00%

“Cowlitz Bank continues to have significant liquidity with approximately $115 million of available borrowing capacity with the FHLB, as well as access to a credit line at the Federal Reserve. The Bank had $128.2 million of cash and short-term investments at the end of the third quarter of 2009,” stated Mr. Fitzpatrick. “The Bank’s current goals include reducing real estate construction loans and altering the mix of its assets to reduce its capital requirements.” Net loans totaled $374.4 million at September 30, 2009, compared with $436.7 million at September 30, 2008, a decrease of approximately 14 percent. On a linked-quarter basis, loans decreased $24.9 million, or approximately 6 percent, from June 30, 2009. Average loans in the third quarter of 2009 were $388.7 million compared with average loans of $414.5 million in the second quarter of 2009 and $436.8 million in the third quarter of 2008.

Average earning assets in the third quarter of 2009 were $545.8 million, compared with $551.5 million in the previous quarter and $496.7 million in the third quarter of 2008. The Bank’s cash and cash equivalents averaged $117.0 million in the third quarter and $90.6 million year-to-date 2009, compared with $30.4 million in the third quarter of 2008. The Company is currently maintaining a higher level of low-rate interest-bearing investments to provide a prudent level of liquidity for these economic times. Total average deposits increased to $539.2 million in the third quarter of 2009 compared with $537.8 million in the previous quarter and $474.6 million in the third quarter of 2008.

With our customers’ protection and security foremost in our commitment to customer first bankingTM, Cowlitz Bank has chosen to continue to participate in the FDIC’s Transaction Account Guarantee Program where the entire amount in all noninterest-bearing deposit accounts for participating banks are fully guaranteed by the FDIC through June 30, 2010. This is in addition to, and separate from, the $250,000 coverage available under the FDIC’s general deposit insurance rules which are in effect until December 31, 2013.

Net interest margin as a percentage was 2.77 percent for the third quarter of 2009, compared with 2.89 percent in the second quarter of 2009 and 4.62 percent in the third quarter of 2008. Net interest income was $3.7 million in the third quarter of 2009, compared with $3.8 million in the second quarter of 2009 and $5.6 million in the same quarter last year. The Company’s net interest income for the first nine months of 2009 relative to the same period of 2008 was affected by several factors, including significant interest rate reductions by the Federal Reserve in the second half of 2008, the amount of interest reversals in 2009, a shift in the mix of interest-earning assets towards lower yielding cash-equivalent investments, a higher level of nonperforming assets and a lower level of noninterest-bearing demand and low-cost money market deposit accounts.

The Company’s yield on average earning assets in the third quarter of 2009 was 5.37 percent, compared with 5.57 percent in the second quarter of 2009 and 7.27 percent in the third quarter of 2008. The Company estimates that interest reversals reduced the third and second quarters of 2009 net interest margins by 14 basis points and 38 basis points, respectively. Interest reversals in the third quarter of 2008 reduced the net interest margin 11 basis points. The average rate on interest-bearing liabilities fell to 2.82 percent in the third quarter of 2009 from 2.94 percent in the second quarter of 2009 and 3.26 percent in the third quarter a year ago. Average funding costs have improved as deposits issued in 2009 were issued in a lower interest rate environment than the first nine months of 2008.

The provision for credit losses was $6.4 million in the third quarter of 2009, compared with $3.7 million in the second quarter of 2009 and $2.3 million in the third quarter of 2008. The allowance for loan losses was 3.07 percent of loans at September 30, 2009 compared with 2.08 percent at June 30, 2009 and 3.17 percent at September 30, 2008. In the third quarter of 2009, the provision exceeded net loan charge-offs by $2.9 million. For the first nine months of 2009, the provision totaled $13.6 million and charge-offs totaled $16.9 million. Aggressive actions to reduce credit risk has accelerated the timing of charge-offs but has resulted in a significant decrease in the exposure to land and real estate construction loans, the loan categories having shown the most weakness during this prolonged recession. Since the end of the third quarter of 2008, real estate construction loans are down 33 percent and now constitute 18 percent of total loans compared with 23 percent at the end of the third quarter 2008.

Net loan charge-offs were $3.5 million in the third quarter of 2009, down from $3.9 million in the second quarter of 2009 and up from $2.3 million in the third quarter of 2008. Charge-offs in the third quarter of 2009 consisted primarily of $2.6 million in real estate construction and related loans. The level of charge-offs in 2009 to-date primarily reflected the rapidly declining appraisal value of real estate collateral. The Company’s term single-family residential real estate mortgage portfolio has not experienced any charge-offs in the last three years and only a nominal amount of past due loans. The Company has incurred only minor amounts of charge-offs in its credit card portfolio.

The ratio of the allowance for credit losses to total loans increased to 3.07 percent at September 30, 2009 from 2.16 percent at June 30, 2009. The Company reviews the loans in its portfolio regularly for impaired loans. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all interest and principal due. Impaired loans totaled $53.1 million at September 30, 2009. The ratio of the Bank’s book balance to total appraised collateral values of impaired loans was 60 percent. Specific reserves were recorded on two loans totaling $1.1 million. The remaining loans were charged down to their expected net realizable value. The table below shows the ratios of the allowance to loans at September 30, 2009.

	September 30, 2009
	Allowance for
	Credit Losses	Loan Balances	%
Impaired loans:
With reserves	$1,061	$11,061	9.59%
Without reserves	-	41,990	- %
All other loans	10,429	321,310	3.25%
	$11,490	$374,361	3.07%

“Credit quality continues to be our primary area of focus, particularly in the residential land and construction portfolio. While we have seen a rise in other categories of non-performing loans, the inflow is still driven by continued weakness in the housing and construction markets,” stated Ernie Ballou, Vice President and Chief Credit Administrator. “Though we may see some negative migration in commercial loans, we are cautiously optimistic because the portfolio is diversified, cash flow sources are varied and a large percentage of the loans are owner-occupied.”

Nonaccrual loans at September 30, 2009 totaled $56.3 million, essentially unchanged from $56.2 million at June 30, 2009. Nonaccrual loans totaled $9.3 million at September 30, 2008. The largest loan segment of nonaccrual loans continues to be real estate construction. Nonperforming real estate construction loans represented 50 percent of total non-accruing loans at September 30, 2009, compared with 56 percent at December 31, 2008. Loans placed on nonaccrual during the quarter totaled $12.9 million. Of these loans, $6.4 million were real estate construction and development loans and $1.9 million were commercial real estate loans. Commercial and industrial loans placed on nonaccrual in the third quarter of 2009 totaled $4.5 million and related to several borrowers. One commercial loan relationship placed on nonaccrual during the quarter totaling $3.5 million was paid off in full prior to the end of the quarter. During the third quarter of 2009, nonaccrual loans were reduced by pay-offs of $9.1 million and charge-offs of $3.4 million. Loans totaling $0.6 million were foreclosed and transferred to other real estate owned and repossessed assets.

There can be no assurance the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and developing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the prolonged economic downturn has affected the Company through reduction in overall real estate values, reduced home sales and construction, increased unemployment and a weakening of national and local economic conditions, including the Company’s primary markets of Washington and Oregon.

Total nonperforming assets (defined as loans on nonaccrual and repossessed assets) were $61.4 million at September 30, 2009, compared with $61.2 million at June 30, 2009 and $11.8 million at September 30, 2008. At September 30, 2009, there were no loans 90 days past due and accruing. As a percentage of total assets, nonperforming assets were 10.62 percent at September 30, 2009, compared with 10.54 percent at June 30, 2009 and 2.09 percent at September 30, 2008.

Noninterest income was $3.9 million for the third quarter of 2009, compared with $758,000 in the second quarter of 2009 and $(520,000) for the third quarter of 2008. The increase in non-interest income in the third quarter of 2009 was primarily attributable to a $3.1 million gain recognized on terminated interest rate contracts with a notional value of $125 million entered into to hedge interest rate payments on variable rate loans. The Company terminated its interest rate floor contract in the third quarter of 2009 and terminated two swap contracts in prior periods. The Company recognized deferred gains in the current quarter as the result of reductions in the loan pools originally hedged by the contracts. The third quarter of 2008 included an other-than-temporary impairment charge of $1.4 million related to the Company’s investment in FNMA preferred stock. Excluding this charge, noninterest income for the second quarter of 2008 was $892,000. In the 2009 periods, the Company experienced increases in fiduciary income related to the Bank’s trust business over 2008 levels. International trade fees decreased in 2009 primarily due to the planned reduction in the number of nonresident relationships serviced by our Seattle-based international trade department and wire room that took place early in the first quarter of 2009.

Noninterest expenses in the third quarter of 2009 were $5.3 million, compared with $5.7 million in the second quarter of 2009 and $4.7 million in the third quarter of 2008. Salaries and employee benefits decreased $352,000, or 15 percent, in the third quarter of 2009 compared with the third quarter of 2008. The number of full-time equivalent employees at September 30, 2009 was 14 percent less than the same time a year ago, and reflects management’s efforts to streamline operations and reduce overall employee-related costs, while maintaining or improving customer service. Offsetting the decrease in salaries and employee benefits were higher levels of professional fees and loan expenses related to problem assets and significantly higher FDIC deposit insurance premiums. This increase primarily resulted from an industry-wide increase in assessments as the FDIC replenishes the deposit insurance fund, including an industry-wide special assessment in the second quarter of 2009.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in Washington and Oregon.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2008, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s liquidity and ability to manage through the current economic cycle.

INCOMESTATEMENT	Quarter Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2009	2008	2009	2009	2008
Interest income	$7,243	$8,892	$7,510	$22,518	$26,971
Interest expense	3,574	3,308	3,674	10,824	10,250
Net interest income	3,669	5,584	3,836	11,694	16,721
Provision for credit losses	6,368	2,300	3,695	13,568	15,895
Net interest income after provision
for credit losses	(2,699)	3,284	141	(1,874)	826
Non-interest income
Service charges on deposit accounts	222	221	228	680	564
Fiduciary income	189	143	187	602	479
International trade fees	14	126	20	97	461
Increase in cash surrender value of bank
owned life insurance	154	154	155	459	460
Securities gains (losses)	2	(1,412)	(76)	(85)	(1,844)
Gains on termination of interest rate
contracts	3,110	-	-	3,110	-
Other income	216	248	244	665	769
Total non-interest income	3,907	(520)	758	5,528	889
Non-interest expense
Salaries and employee benefits	1,981	2,333	1,942	6,108	7,340
Net occupancy and equipment expense	654	641	618	1,912	1,888
Data processing and communication	273	264	382	966	710
Professional fees	415	390	547	1,532	861
Federal deposit insurance	586	94	504	1,505	281
Foreclosed asset expense, net	181	373	224	465	2,247
Loan expense	215	131	399	666	270
Equity in limited partnerships losses	43	50	277	368	142
Interest rate contracts valuation adjustment	78	(242)	128	320	75
Other expenses	844	693	705	2,290	2,447
Total non-interest expense	5,270	4,727	5,726	16,132	16,261

Loss before income taxes	(4,062)	(1,963)	(4,827)	(12,478)	(14,546)
Income tax expense (benefit)	-	(367)	10,608	8,921	(5,761)
Net loss	$(4,062)	$(1,596)	$(15,435)	$(21,399)	$(8,785)

Loss per share:
Basic and diluted	$(0.79)	$(0.31)	$(3.01)	$(4.18)	$(1.74)
Weighted average shares outstanding:
Basic and diluted	5,133,945	5,067,379	5,122,733	5,124,109	5,059,188
Shares outstanding at period end	5,133,945	5,067,379	5,133,945	5,133,945	5,067,379
Number of full-time equivalent employees				112	130

	Quarter Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
SELECTED AVERAGES	2009	2008	2009	2009	2008
Average loans	$388,696	$436,770	$414,497	$411,289	$425,177
Average interest-earning assets	545,783	496,690	551,549	547,258	487,229
Total average assets	586,238	539,965	599,510	591,325	533,712
Average deposits	539,241	474,562	537,822	533,317	461,551
Average interest-bearing liabilities	501,940	403,849	500,427	492,718	387,025
Average equity	29,681	47,877	44,301	40,786	53,739

	September 30,	September 30,	June 30,
SELECTED BALANCESHEET ACCOUNTS	2009	2008	2009
Total assets	$578,287	$565,335	$580,363
Securities available for sale	52,867	40,812	56,705
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	41,465	35,014	41,222
Multifamily	8,193	3,325	4,726
Construction	68,120	101,420	80,620
Commercial real estate	174,756	170,954	178,191
Total real estate	292,534	310,713	304,759
Commercial and industrial	79,663	123,582	92,339
Consumer and other	2,711	3,595	2,835
	374,908	437,890	399,933
Deferred loan fees	(547)	(1,206)	(722)
Loans, net of deferred loan fees	374,361	436,684	399,211
Goodwill	1,798	1,798	1,798
Deposits:
Non-interest-bearing demand	49,283	82,096	48,834
Savings and interest-bearing demand	57,043	31,768	57,358
Money market	32,980	75,574	40,932
Certificates of deposits	396,173	311,920	383,357
Total deposits	535,479	501,358	530,481
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	25,954	46,372	32,504

Book value per share	$5.06	$9.15	$6.33
Tangible book value per share	$4.71	$8.80	$5.98

	Quarter Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
RATIOS ANNUALIZED	2009	2008	2009	2009	2008
Return on average assets	-2.75%	-1.18%	-10.33%	-4.84%	-2.20%
Return on average equity	-54.30%	-13.26%	-139.75%	-70.15%	-21.84%
Return on average tangible equity	-57.80%	-13.78%	-145.66%	-73.38%	-22.60%
Average equity/average assets	5.06%	8.87%	7.39%	6.90%	10.07%
Yield on interest-earning assets (TE)	5.37%	7.27%	5.57%	5.61%	7.53%
Rate on interest-bearing liabilities	2.82%	3.26%	2.94%	2.94%	3.54%
Net interest spread (TE)	2.55%	4.01%	2.63%	2.67%	3.99%
Net interest margin (TE)	2.77%	4.62%	2.89%	2.96%	4.71%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
ALLOWANCEFOR CREDIT LOSSES	2009	2008	2009	2008
Balance at beginning of period	$8,614	$14,247	$13,994	$5,990
Provision for credit losses	6,368	2,300	13,568	15,895
Recoveries	301	35	863	62
Charge-offs	(3,793)	(2,314)	(16,935)	(7,679)
Balance at end of period	$11,490	$14,268	$11,490	$14,268
Components
Allowance for loan losses			$11,227	$13,859
Liability for unfunded credit commitments			263	409
Total allowance for credit losses			$11,490	$14,268
Allowance for loan losses/total loans			3.00%	3.17%
Allowance for credit losses/total loans			3.07%	3.27%

		September 30,	September 30,	June 30,
NON-PERFORMING ASSETS		2009	2008	2009
Loans on non-accrual status		$56,297	$9,286	$56,248
Other real estate owned		5,086	2,425	4,822
Other foreclosed assets		58	100	99
Total non-performing assets		$61,441	$11,811	$61,169
Total non-performing loans to total loans		15.04%	2.13%	14.09%
Total non-performing assets/total assets		10.62%	2.09%	10.54%
Loans past due greater than 90 days and accruing		$-	$3,733	$-